Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Analysts: Charlotte Ancel, Charlotte.Ancel@Avangrid.com, 203-997-7366

Media: Leo Rosales, Leo.Rosales@Avangrid.com, 518-419-2401

AVANGRID REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

•	Delivered first half 2024 earnings of $1.34 per share and adjusted earnings of $1.37 per share, +58% & +61% year-over-year, respectively

•	Executed on multi-year rate plans in New York and Maine, including more than $9 billion of investment authorized for cost recovery in New York (inclusive of 3-year rate plan and CLCPA Phases I and II)

•	$1.9 billion of capital expenditures in first half 2024

•	Executed 578 MW onshore wind and solar PPAs year-to-date, signed PPA for an existing 300 MW wind farm

•	Began construction on first solar farm in California—Camino 57 MW, True North 321 MW solar farm is 50% complete, and first solar panels have been installed at Powell Creek 202 MW

•	Increase in debt of $1.8 billion in the first half 2024 driven by increased investment effort in business and key projects

•	Received full Federal approval for construction of the New England Wind offshore wind projects

•	Announced agreement for sale of Kitty Hawk North offshore wind lease area

•	Named to TIMES’s America’s best mid-size companies 2024

Orange, CT – July 23, 2024 – Avangrid, Inc. (NYSE: AGR), a leading sustainable energy company, and a member of the group of companies controlled by Iberdrola, S.A., reported consolidated U.S. GAAP net income of $169 million, or $0.44 per share for the second quarter 2024 ended June 30, 2024, compared to $85 million, or $0.22 per share, for the second quarter ended June 30, 2023. For the first half of 2024, consolidated net income was $520 million, or $1.34 per share, compared to $330 million, or $0.85 per share, for the first half of 2023.

“Our first half financial results remained in-line with our plan,” said Pedro Azagra, chief executive officer of Avangrid. “We have had many successes year-to-date; execution on our multi-year rate plans in New York and Maine, received full Federal approval for construction of the New England Wind offshore wind projects and we continue to execute onshore wind and solar PPAs.”

On a non-U.S. GAAP adjusted basis, consolidated net income for the second quarter ended June 30, 2024, was $189 million, or $0.49 per share, compared to $80 million, or $0.21 per share, for the second quarter ended June 30, 2023. For the first half of 2024, non-U.S. GAAP adjusted net income was $530 million, or $1.37 per share, compared to $328 million, or $0.85 per share, for the first half of 2023.

Networks

Networks earnings for the second quarter and first half of 2024 were $152 million, or $0.39 per share and $420 million, or $1.09 per share, respectively. Results for the second quarter and first half of 2024 were primarily impacted by the execution of existing rate plans in New York and Maine.

Renewables

Renewables earnings for the second quarter and first half of 2024 were $70 million, or $0.18 per share and $165 million, or $0.43 per share, respectively. Results for the second quarter and first half of 2024 were primarily impacted by strong balancing resource performance and increased pricing, partially offset by increased depreciation expense.

Non-U.S. GAAP adjusted earnings and adjusted earnings per share exclude mark-to-market adjustments, accelerated depreciation from repowering in the Renewables segment and merger and other transaction costs. For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of this release.

# # #

About Avangrid: Avangrid, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT with approximately $46 billion in assets and operations in 24 U.S. states, Avangrid has two primary lines of business: networks and renewables. Through its networks business, Avangrid owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Through its renewables business, Avangrid owns and operates a portfolio of renewable energy generation facilities across the United States. Avangrid employs approximately 8,000 people and has been recognized by JUST Capital as one of the JUST 100 companies – a ranking of America’s best corporate citizens – in 2024 for the fourth consecutive year. In 2024, Avangrid ranked first among utilities and 12 overall. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2024 for the sixth consecutive year by the Ethisphere Institute. Avangrid is a member of the group of companies controlled by Iberdrola, S.A. For more information, visit www.avangrid.com.

Forward Looking Statements [conform to final 10-Q]

Certain statements in this release may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s),” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),” “assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current reasonable beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors are discussed and should be reviewed in our Form 10-K and other subsequent filings with the SEC. Specifically, forward-looking statements include, without limitation:

•

any statements regarding the proposed transaction with Iberdrola including the expected timetable or ability to complete the proposed transaction, the expected benefits of the proposed transaction, risks related to the disruption to ongoing business operations due to the proposed transaction, and litigation or administrative proceedings that may arise in connection with the proposed transaction;

•	actions or inactions of local, state or federal regulatory agencies;

•

the ability of our regulated utility operations to recover costs in a timely manner or at all or obtain a return on certain assets or invested capital through base rates, cost recovery clauses, other regulatory mechanism;

•	potentially material adverse effect on our business, and financial condition due to the purchase and sales of energy related transportation and services by our operating subsidiaries;

•

adverse developments in general market, business, economic, labor, regulatory and political conditions including, without limitation, the impacts of inflation, deflation, supply-chain interruptions and changing prices and labor costs;

•

the impact of any change to applicable laws and regulations, including those subject to referendums affecting the ownership and operations of electric and gas utilities and renewable energy generation facilities, respectively, including, without limitation, those relating to the environment and climate change, taxes, price controls, regulatory approval and permitting;

•	efforts to maintain a responsive sustainability program;

•	new tariffs imposed on imported goods;

•

the impact of extraordinary external events, such as any cyber breaches or other incidents, grid disturbances, acts of war or terrorism, civil or social unrest, natural disasters, pandemic health events or other similar occurrences;

•	potential restrictions by interconnecting utility and/or RTO rules, policies, procedures and FERC tariffs and market conditions on renewable project operations and ability to generate revenue;

•	our rights, and the rights of our subsidiaries to sites that projects are located may be subordinate to the rights of lienholders and leaseholders;

•	strikes, work stoppages or an inability to negotiate future collective bargaining agreements on commercially reasonable terms;

•	technological developments;

•	geopolitical instability could exacerbate existing risk factors;

•	the future financial performance, anticipated liquidity and capital expenditures;

•	weather conditions are unfavorable or below production forecasts;

•	customary business and market related risks including warranty limitation and expiration as well as PPA expiration or early termination;

•	impact of Iberdrola’s influence over stock as well as the future issuance of common stock by Iberdrola;

•

the “controlled company” exemption to the corporate governance rules for NYSE-listed companies could make shares of our common stock less attractive to some investors or otherwise harm our stock price;

•	our dividend policy is subject to the discretion of our board of directors and may be limited by our debt agreements and limitations under New York law;

•	ability to meet our financial obligations and to pay dividends on our common stock if our subsidiaries are unable to pay dividends or repay loans from us;

•	the ability to maintain effective internal control over financial reporting;

•	our investments and cash balances are subject to the risk of loss;

•	the cost and availability of capital to finance our business is inherently uncertain;

•	litigation or administrative proceedings;

•	inability to insure against all potential risks;

•	the ability to recruit and retain a highly qualified and diverse workforce in the competitive labor market;

•	changes in amount, timing or ability to complete capital projects;

•

adverse developments in general market, business, economic, labor, regulatory and political conditions including, without limitation, the impacts of inflation, deflation, supply-chain interruptions and changing prices and labor costs, including the Department of Commerce’s anti-circumvention petition that could adversely impact renewable solar energy projects;

•	the impacts of climate change, fluctuations in weather patterns and extreme weather events;

•

the impact of extraordinary external events, such as any cyber breaches or other incidents, grid disturbances, acts of war or terrorism, civil or social unrest, natural disasters, pandemic health events or other similar occurrences, including the ongoing geopolitical conflict with Russia and Ukraine;

•	the impact of a catastrophic or geopolitical event on business and economic conditions;

•	the implementation of changes in accounting standards;

•	adverse publicity or other reputational harm; and other presently unknown unforeseen factors.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Other risk factors are detailed from time to time in our reports filed with the Securities and Exchange Commission, or SEC, and we encourage you to consult such disclosures.

Use of Non-U.S. GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider adjusted net income and adjusted earnings per share, adjusted EBITDA and adjusted EBITDA with Tax Credits as financial measures that are not prepared in accordance with U.S. GAAP. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude mark-to-market earnings from changes in the fair value of derivative instruments, costs incurred related to the merger and other transactions and accelerated depreciation from the repowering of wind farms. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, Avangrid’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid, and should be considered only as a supplement to Avangrid’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Investors and others should note that AVANGRID routinely posts important information on its website and considers the Investor Relations section, www.avangrid.com/wps/portal/avangrid/Investors, a channel of distribution.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($M)	2024	2023	2024	2023
Operating Revenues	$1,923	$1,587	$4,340	$4,053

Operating Expenses
Purchased power, natural gas and fuel used	429	385	1,153	1,362
Operations and maintenance	819	634	1,611	1,395
Depreciation and amortization	310	285	608	565
Taxes other than income taxes	164	157	360	340

Total Operating Expenses	1,722	1,461	3,732	3,662

Operating Income	201	126	608	391

Other Income and (Expense)
Other income	57	29	111	54
Earnings (losses) from equity method investments	5	4	11	6
Interest expense, net of capitalization	(122)	(99)	(247)	(194)

Income Before Income Tax	141	60	483	257

Income tax (benefit) expense	13	9	33	(9)

Net Income	128	51	450	266

Net loss attributable to noncontrolling interests	41	34	70	64

Net Income Attributable to Avangrid, Inc.	$169	$85	$520	$330

Earnings per Common Share, Basic:	$0.44	$0.22	$1.34	$0.85

Earnings per Common Share, Diluted:	$0.44	$0.22	$1.34	$0.85

Weighted-average # of Common Shares Outstanding (M):
Basic	387.0	386.7	387.0	386.7
Diluted	387.4	387.1	387.3	387.1

Amounts may not add due to rounding

Avangrid, Inc.

Reconciliation of Non-U.S. GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	‘24 vs ‘23	2024	2023	‘24 vs ‘23
Networks	$152	$76	$76	$420	$271	$149
Renewables	70	69	1	165	118	48
Corporate*	(54)	(60)	6	(66)	(59)	(6)

GAAP Net Income	$169	$85	$84	$520	$330	$190
Adjustments:
Mark-to-market earnings—Renewables	18	(8)	26	0	(4)	4
Accelerated depreciation from repowering	3	—	3	6	—	6
Merger and other transaction costs	6	2	5	6	2	5
Income tax impact of adjustments**	(7)	2	(9)	(3)	1	(4)

Adjusted Net Income	$189	$80	$108	$530	$328	$201

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations
**

2024: Income tax impact of adjustments: $(4)M and $1M from mark -to-market (MtM) earnings, $(1)M and $(2)M from repower—Renewables, and $(2)M and $(2)M from merger and other transaction costs for the three and six months ended June 30, 2024.

**	2023: Income tax impact of adjustments: $2M and $1M from mark -to-market (MtM) earnings—Renewables for the three and six months ended June 30, 2023, respectively.

Non-U.S. GAAP Adjusted Net Income (Loss) - $M

	Three Months Ended June 30,			Six Months Ended June 30,
	Adjusted 2024	Adjusted 2023	Adjusted ‘24 vs ‘23	Adjusted 2024	Adjusted 2023	Adjusted ‘24 vs ‘23
Networks	$152	$76	$76	$420	$271	$149
Renewables	86	63	23	171	115	56
Corporate*	(50)	(59)	9	(61)	(58)	(3)

Adjusted Net Income	$189	$80	$108	$530	$328	$201

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations

Avangrid, Inc.

Reconciliation of Non-U.S. GAAP Adjusted Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	‘24 vs ‘23	2024	2023	‘24 vs ‘23
Networks	$0.39	$0.20	$0.20	$1.09	$0.70	$0.38
Renewables	0.18	0.18	0.00	0.43	0.30	0.12
Corporate*	(0.14)	(0.16)	0.02	(0.17)	(0.15)	(0.02)

GAAP Earnings Per Share	$0.44	$0.22	$0.22	$1.34	$0.85	$0.49
Adjustments:
Mark-to-market earnings—Renewables	0.05	(0.02)	0.07	0.00	(0.01)	0.01
Accelerated depreciation from repowering	0.01	—	0.01	0.02	—	0.02
Merger and other transaction costs	0.02	0.00	0.01	0.02	0.00	0.01
Income tax impact of adjustments**	(0.02)	0.00	(0.02)	(0.01)	0.00	(0.01)

Adjusted Earnings Per Share	$0.49	$0.21	$0.28	$1.37	$0.85	$0.52

Weighted-avg # of Shares (M):	387.0	386.7		387.0	386.7

Amounts may not add due to rounding

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations
**

2024: EPS Income tax impact of adjustments: $(0.01) and $0 from mark -to-market (MtM) earnings—Renewables, $0 and $0 from repower—Renewables, and $(0.01) and $(0.01) from merger and other transaction costs for the three and six months ended June 30, 2024.

**	2023: EPS Income tax impact of adjustments: $0 and $0 from mark -to-market (MtM) earnings—Renewables for the three and six months ended June 30, 2023, respectively.

Non-U.S. GAAP Adjusted Earnings (Loss) Per Share

	Three Months Ended June 30,			Six Months Ended June 30,
	Adjusted 2024	Adjusted 2023	Adjusted ‘24 vs ‘23	Adjusted 2024	Adjusted 2023	Adjusted ‘24 vs ‘23
Networks	$0.39	$0.20	$0.20	$1.09	$0.70	$0.38
Renewables	0.22	0.16	0.06	0.44	0.30	0.14
Corporate*	(0.13)	(0.15)	0.02	(0.16)	(0.15)	(0.01)

Adjusted Earnings Per Share	$0.49	$0.21	$0.28	$1.37	$0.85	$0.52

Weighted-avg # of Shares (M):	387.0	386.7		387.0	386.7

Amounts may not add due to rounding

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations